Kodiak Energy, Inc. and Cougar Energy, Inc. Announces Strategic Agreement

CALGARY, ALBERTA – (MARKETWIRE) – January 26, 2009 – Kodiak Energy, Inc. (OTCBB: KDKN) ("Kodiak" or the "Corporation") today announces that it has entered into a strategic agreement with Ore-More Resources Inc. ("Ore-More") (OTCBB: OMORF), based in Calgary, Alberta.  This transaction is to effect the cancellation of certain indebtedness of Kodiak on behalf of its private subsidiary, Cougar Energy, Inc. (Cougar), which Ore-More recently acquired from Zentrum Energie Trust AG (“Zentrum”) in the amount of $1,296,888.60USD and all underlying security, securing the indebtedness.  The strategic agreement was reached between Kodiak and Ore-More to enable Cougar to seek conventional debt financing, with more favorable terms, along with equity investment from the public markets.

At closing of the agreement, Ore-More issued 12,692,324 shares to Kodiak in exchange for Kodiak’s 8,461,549 shares of Cougar, resulting in 1.5 shares of Ore-More for each share of Cougar; and Ore-More has cancelled 12,200,000 of its existing shares.  Additionally, Ore-More has cancelled the $1,296,889USD of debt issued by Kodiak, and guaranteed by Cougar, for Cougar’s previously announced property acquisitions.  Ore-More previously announced the acquisition of this debt from Zentrum Energie Trust AG ("Zentrum") and the issuance of 216,148 treasury shares at $6.00USD per share to Zentrum.  Ore-More also issued 461,540 shares to Zentrum in exchange for Zentrum’s 307,693 shares of Cougar acquired in prior transactions.

Kodiak will continue to function as a parent company with respect to the Cougar assets, now through its shareholder position in Ore-More.  Furthermore, Kodiak retains a formal agreement with Ore-More for the opportunity to acquire additional shares of Cougar.  Cougar’s performance will continue to be reflected on Kodiak’s consolidated financial reporting.

Mr. William Tighe, President of Kodiak, stated, “As a private company, Cougar has been successful in raising capital and acquiring producing assets like the recent Trout core area development project in north central Alberta.  These producing assets have advanced Cougar to being an operator with conventional light sweet crude with excellent net backs.   Our projects are based on low risk development work to quickly increase production.  As a result of this transaction with Ore-More, the cancelling of the debt places us in a position that, with the cash flow and reserve value of the assets, we can immediately move to conventional debt financings.  Currently, we are negotiating terms and conditions with several possible lenders. Overall, we anticipate a positive outcome for our shareholders.”

About Kodiak:
Kodiak Energy, Inc. is based in Calgary, Alberta, Canada and a publicly traded oil and gas exploration and development company focused on developing and exploring onshore oil, gas and CO2 properties within North America. Our main prospects are “Little Chicago” located in the N.W.T. and “Sofia” located in northeast New Mexico. Additional information on Kodiak is at http://www.kodiakpetroleum.com.

About Cougar:
Cougar Energy, Inc. is based in Calgary, Alberta Canada and a private company. The focus is on the exploration and development of Canadian based onshore oil and gas properties. The current projects are the Trout area projects located in north central Alberta and “Lucy” located in the Horn River Basin in northeast British Columbia.  Additional information on the Trout area and "Lucy" projects are available at http://www.cougarenergyinc.com.

For further information:

Kodiak Energy, Inc.
William Tighe, President and CEO
+1(403) 262-8044
e-mail:  info@kodiakpetroleum.com
www.kodiakpetroleum.com

Investor Relations:
TC Capital
Phone: +1(403) 238-8813 (during market hours)
e-mail:  info@kodiakpetroleum.com

Forward-looking Statements:  This press release contains forward-looking statements. The words or phrases "would be," "will" "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," or similar expressions are intended to identify "forward-looking statements". The Corporation's business is subject to various other risks and uncertainties, which may be described in its corporate filings (www.sec.gov and www.sedar.com).  Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Corporation cautions readers not to place reliance on such statements.  Kodiak undertakes no obligation to update or publicly revise forward looking statements or information unless so required by applicable securities laws.